SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
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/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/X/ Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              CARVER BANCORP, INC.
                              --------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                  NEWS RELEASE
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                CARVER BANCORP, INC. OPPOSES STOCKHOLDER PROPOSAL


NEW YORK, NEW YORK, JUNE 20, 1997 . . . Carver Bancorp, Inc. (AMEX: "CNY") (the "Company" or "Carver"), the holding company for Carver Federal Savings Bank confirmed today that the Company has received a stockholder proposal from a Mr. Joseph Sonnenberg regarding a non-binding resolution to put the Company up for sale. The stockholder proposal is scheduled to be included in the Company's Proxy Statement in connection with its upcoming annual meeting of stockholders. The Board of Directors of the Company has unanimously voted to recommend that stockholders vote AGAINST the proposal. The Company will include a statement in opposition to the stockholder proposal in the Company's Proxy Statement, which is scheduled to be mailed in mid-July, 1997.

Carver operates seven full service branches in the New York City boroughs of Brooklyn, Queens, Manhattan and in Nassau County. The Bank's deposits are insured by the Savings Association Insurance Fund which is administered by the Federal Deposit Insurance Corporation.

CONTACT: Walter T. Bond, Vice President and Chief Investment Officer, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027. Telephone (212) 876-4747, ext. 146.